Exhibit 99.1

Trinity Capital Inc. Announces Joint Venture

PHOENIX, Ariz., December 6, 2022 /PRNewswire/ -- Trinity Capital Inc. (NASDAQ: TRIN, TRINL) ("Trinity" or the "Company"), a leading provider of diversified financial solutions to growth-stage companies, today announced that it entered into an agreement (the “JV Agreement”) to co-manage a newly formed joint venture, i40, LLC (the “JV”), with certain funds and accounts managed by a specialist credit manager with over $5 billion of assets under management. The JV will invest in loans and equipment financings to growth-stage companies that have been originated by Trinity.

The initial capital commitment to the JV is $171.4 million, consisting of a $21.4 million commitment from Trinity and a $150.0 million commitment from certain funds and accounts managed by the specialist credit manager. The JV intends to enter into a credit facility to leverage its assets in order to enhance returns and create additional deployment capacity.

“As an internally managed BDC, we are highly focused on return on equity for investors and growth that is accretive to our shareholders. Joint venture partnering and similar arrangements are key to achieving that goal, and this joint venture is just the beginning. We expect this new joint venture to enable us to grow our portfolio in a non-dilutive fashion, expanding our investment income and deal flow,” said Kyle Brown, President and Chief Investment Officer at Trinity.

About Trinity Capital Inc.

Trinity (Nasdaq: TRIN and TRINL), an internally managed business development company, is a leading provider of diversified financial solutions to growth-stage companies with institutional equity investors. Trinity Capital's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments, including term loans, equipment financings and equity-related investments. Trinity Capital believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience and track record in lending to growth-stage companies. For more information, please visit the Company's website at www.trinitycap.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the possibility that the JV does not perform or operate as anticipated. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Trinity undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact

Trinity Capital

Vibhor Garg

Managing Director, Marketing

ir@trincapinvestment.com